Invicta Water

Invicta Water aims to eliminate PFAS and other high health risk chemicals from water worldwide. We believe access to clean water is a fundamental human right and are committed to utilizing our expertise and resources to address the global water crisis to ensure everyone has access to safe water.


Invicta Water
A DE Public Benefit Corporation

Invest

$99 minimum investment

DEADLINE: April 26, 2024

in 2 months

SHARE PRICE

$1

TOTAL RAISED

$212,884

VALUATION

$5,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Imagine a synthetic industrial chemical so pervasive it is found globally, so persistent it never breaks down, so insidious it is found in the water we drink, and so dangerous it can cause significant health problems.

These manmade "forever chemicals," per-and polyfluoroalkyl substances (PFAS) have been used in industrial and consumer products since the 1940s. They are found in products like nonstick cookware, water-repellent clothing, stain resistant fabrics, carpets, cosmetics, and firefighting foams. They do not break down, are bioaccumulative, and found in the environment (air, water, soil) and living organisms (fish, wildlife, and even the human body).

Peer reviewed, scientific studies have shown how PFAS exposure can result in adverse health outcomes such as decreased fertility, developmental delays, increased cancer risk, obesity, reduced immune response, and hormone deregulation. PFAS are widespread and persistent and found in: 83% of American waterways sampled and the blood of up to 97% of Americans. There are 57,000 contaminated sites in the United States leaving over 133 million people exposed to PFAS through their water supplies.

These forever chemicals pose a daunting global threat as conventional methods have proven ineffective or too costly. Regulation, liability, and health concerns are driving implementation of new treatment systems to address PFAS. Our innovative approach is designed to eliminate toxic forever chemicals with cutting edge materials science in an inexpensive, environmentally friendly, and scalable system.

We invite you to join our mission to make the world a safer, healthier place.

PROBLEM


PFAS are Everywhere
COSMETICS
PESTICIDES
PAINT
Carbon
Oxygen
Fluorine
Hydrogen
NON-STICK COOKWARE
PHOTOGRAPHY
STAIN RESISTANT FURNITURE
STAIN RESISTANT PRODUCT
PERSONAL CARE PRODUCTS
WATER RESISTANT CLOTHING
MICROWAVE POPCORN BAGS
FIREFIGHTING FOAMS
FAST FOOD PACKAGING

The PFAS problem is complex, with widespread contamination of the environment and health impacts. While the dangers were known for decades, the full extent of the problem only recently became clear. In particular, concerns center upon drinking water contamination and exposure in the workplace and through consumer products.

PFAS have been largely unregulated for the past 75 years, but significant federal, state, and local regulations are emerging. In March 2023, the Environmental Protection Agency (EPA) proposed the National Primary Drinking Water Regulation (NPDWR) to create legally enforceable Maximum Contaminant Levers (MCLs) of PFAS in drinking water. This regulation would require the monitoring of public water systems, notify consumers of PFAS levels, and require remediation when necessary. Since 2005, more than 6,000 PFAS related lawsuits have been filed and billions of dollars in settlements rewarded for the monitoring, cleanup, and supply of PFAS free water. In addition to the lack of regulation, additional barriers include high remediation costs, thousands of PFAS types, environmental impacts, and the lack of a scalable solution.

At Invicta Water, we believe we are the solution!


PFAS in wastewater


PFAS in firefighting foam

SOLUTION

At Invicta Water, our technology removes and destroys PFAS in an economical, safe, and environmentally friendly manner that no other method or company can match. Our state-of-the-art catalytic crystals capture PFAS molecules and are combined with UV energy to catalytically destroy the PFAS. The PFAS molecules are destroyed in place resulting in significantly smaller sized systems, virtually no waste stream, and lower up-front capital and annual operating expenses.


PFAS Water
Waste Stream
Water Return
Enriched Stream
PFAS Stripping
PFAS Enrichment
PFAS Destruction
Clean Stream
Water Return
Clean Water
© Invicta Water 2023

What: Invicta Water extracts and destroys toxic PFAS (aka "forever chemicals") from global water supplies.

How: This staged system provides a continuous clean water flow while destroying the PFAS and eliminating the hazardous waste.

The 3 Stages:

1. Stripping – The incoming water is separated into two streams. A Waste Stream (10% of the total water volume) containing all of the PFAS is stripped from the water and sent to Stage 2 of the process. The rest of the PFAS free water (90% of the total water volume) is released into the Clean Stream.

2. Enrichment – The incoming Waste Stream is again separated into two streams - a Water Return Stream and an Enriched Waste Stream. The PFAS in the Waste Stream is concentrated to form the Enriched Waste Stream that reduces the contaminated water volume by another 90%. The Enriched Waste Stream is transferred to Stage 3 and the remaining water, now PFAS free, is returned to Stage 1.

3. Destruction – In the final stage, the PFAS molecules are destroyed, and the water is returned to Stage 2.


PFAS Destruction Over Time
PFAS Concentration
1
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0
0
50
100
Time in Minutes

This graph demonstrates how quickly PFAS is destroyed using the Invicta Water process. At time zero, the PFAS concentration is at a maximum, and after time the concentration goes to zero.

> **"Boron Nitride NanoBarbs have remarkable potential for water treatment in both residential and commercial applications based on their high surface area and photoactivity."**
>
> *– Dr. Justin Clar*
> *Elon University*

BUSINESS MODEL

Invicta Water's mission is to eliminate PFAS in water by providing solutions to municipal drinking water and wastewater systems, industrial facilities, ground and surface water remediation locations, and small facility and home use. Invicta Water solutions are easy to specify, implement, and operate; very cost effective; require a minimal footprint; and use minimal energy.

Invicta Water installs and maintains water systems designed to remove and destroy PFAS in an economical, safe, and environmentally friendly manner. Our modular solutions are designed to enable fast selection, purchase, and installation and are configurable to meet any water capacity demands and physical area requirements.

Invicta Water is targeting engagement areas:

- Significantly impacted by high PFAS contamination levels
- Under current or pending litigation
- Requiring mandated remediation

Initial Product Lines:

- Municipality wastewater and drinking water
- Industrial and manufacturing waste streams

Product Roadmap:

- Mobile remediation
- In-home use (well water and point-of-use filters)

The Invicta Water Advantage

Buying Simplified
Select from standard capacity systems

Modular Design
Easy and rapid implementation

Vertical Design
Reduced footprint

Sequential Separation
Continuous flow of water

Energy Efficient
The most efficient catalytic crystals

Continuous Destruction
No accumulation or transportation of hazardous waste

Invicta Water is in discussions for our first PFAS remediation system pilot

MARKET

The US market opportunity for PFAS removal from water is emergent and in excess of $290 billion. The US generates approximately 34 billion gallons/day of wastewater and consumes another 30 billion gallons/day of drinking water, likely containing PFAS compounds. Industrial sites with wastewater permits release another 49 billion gallons/day. EPA studies of the PFAS issue determined tight limits are required. Starting with drinking water, they have proposed limits of 4 parts per trillion for four PFAS compounds. Additional regulations on publicly owned and industrial wastewater treatment systems are imminent.

Settlements from manufacturers, in the billions of dollars, are funding water treatment systems for some of the most contaminated locations with more lawsuits pending. Many communities, weighing the effects on health, are moving forward with their own funding.



Municipality Water Treatment
$165 Billion



Industrial Wastewater
$128 Billion

RELATED ARTICLES

- **Invicta Water**
  Videos, Websites, and Peer Reviewed Articles
- **PFAS Deaths**
  USA Today – Across the US, towns warn of toxic PFAS chemicals in drinking water. Here's what to know.
- **Pain, Cancer, Death**
  The Guardian – Pain, cancer, death: Michigan families devastated by toxic chemicals in their water
- **RDU Area**
  The News & Observer – Water in Raleigh, Durham, Chapel Hill contains PFAS above new EPA health advisory levels
- **Coastal Florida**
  Wall Street Journal – Coastal Town Brings Mass Litigation—and an 'Existential Threat'—to Chemical Giants
- **Dark Waters**
  IMDB – Dark Waters
- **Philadelphia Phillies**
  The Philadelphia Inquirer – What to know about 'forever chemicals,' artificial turf, Phillies cancer deaths, and our story

"We are actively researching the use of boron nitride NanoBarbs for PFAS remediation. Preliminary results have shown that these NanoBarbs hold tremendous potential in this regard. We are currently engaged in incorporating NanoBarbs into porous membranes for the development of next-generation PFAS remediation technology. This technology is of great interest, and we are committed to advancing its development."

– Dr. Joseph Estevez, Physicist and Material Science Researcher
U.S. Naval Air Command, Ridgecrest, CA

TEAM

Leadership Team



Steve Wilcenski
CEO

For over 20 years, Steve has been an active member of teams designing and developing technologies and products on the micro and nano-scale. Many of these products have enabled disruptive technologies for markets, including Defense, Aerospace, Biomedical, Automotive, Communications, and Consumer Electronics. Before co-founding BNNano, Steve was the President and General Manager for the MEMS Business Unit of MEMSCAP, SA. Steve earned a B.S. in Material Science and Engineering from North Carolina State University, an M.S. in Chemistry from Clemson University, and an MBA from North Carolina State University.



Jason Taylor
COO

Jason began his career as a Process Development Engineer, working to identify critical factors and optimize multilayer GaN epitaxy for LED products initially introduced in the dashboards of cars, cellphones, and video screens. Working directly with customers and internal R&D groups, Taylor helped to develop innovative ways to address market opportunities creating ten patents along the way. During this time, Jason began looking for new materials that could lead to the "next" revolution; he found Boron Nitride Nanotubes. Jason earned a B.S. and M.S. in Materials Science and Engineering from Virginia Tech.



Ted Kalmbach
CSO

Ted began his career as a strategy consultant for Accenture in Munich and Berlin, focused on the automotive/energy sectors. He joined the Institute for Defense Analyses in 2004, supporting the Pentagon's counter-insurgency strategy, then transitioned to the U.S. Department of State in 2006, serving as a diplomat in Afghanistan, the Philippines, and Austria. Ted graduated from Boston College with a B.A. in International Affairs and completed a Fulbright Scholarship in Duesseldorf, where he analyzed the German and Chinese energy markets. Ted later earned a M.A. from Johns Hopkins in National Security Strategy.

Advisory Team



David Sinz
Advisor

As President and Founder of Infinity MEP Consultants, David brings his passion for engineering to every project. His experience encompasses the design and construction of buildings all over the world – from Dubai to Brazil and across the United States. This environmental diversity, as well as working with different nationalities and uniquely talented people, has allowed him to flourish in building design, pushing through the boundaries of engineering. He is recognized as a leader in his industry, as a result of his love for engineering and truly understanding its integration into architecture.



Clinton Britt
Advisor

President of Grove Climate Group, LLC, which he founded in January 2021. He has nearly 15 years of public policy experience at the federal and state levels. Most recently, Clinton spent 12 years working for Congressman Paul D. Tonko (NY-20), including the past 8 as his Chief of Staff.

Clinton received his MA in Government from Johns Hopkins University, where he earned an honors designation for his thesis, and his BA in Political Science from New York University. Clinton lives in North Carolina with his wife and daughter.



Rob Glass
Advisor

Rob has over 30 years of experience working with advanced materials in crystal growth, non-destructive evaluation, and interface chemistry. Rob spent 25 years with Cree, Inc. helping the semiconductor and device manufacturer grow from a startup of 60 people with approximately $10M in revenue to a global leader with over 6,000 employees and an annual revenue over $1.5B.

He is a co-author on over 50 publications and co-inventor on 11 U.S. patents. Rob received a B.S. in Engineering, Science and Mechanics from Virginia Tech, a M.S. in Materials Science and Engineering from the University of Virginia and his Doctorate from North Carolina State University.

USE OF PROCEEDS

If the offering's maximum amount of $400,000 is raised:

Use	Value	% of Proceeds
Capital Equipment	$100,000	25.0%
Engineering Design and Development	$120,000	30.0%
Sales and Marketing	$60,000	15.0%
Administrative	$60,000	15.0%
Intellectual Property	$20,400	5.1%
Legal	$20,000	5.0%
Intermediary fees	$19,600	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Invicta Water, Inc.. This offering must raise at least $10,000 by April 26, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Invicta Water may issue additional securities to raise up to $400,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,400,000 shares
× $1 per share

$5,400,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on July 17, 2023
- Form C/A on September 19, 2023
- Form C/A on November 17, 2023
- Form C/A on January 26, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Feb 14, 2024 • The Pittsboro project (PFAS and DIOXANE) is...

Feb 13, 2024 • We are excited to announce that the Town of...

Feb 5, 2024 • Over the past few months, we have actively...

Jan 26, 2024 • Filed Form C/A

Dec 12, 2023 • We are excited to announce that Invicta Water's...

Dec 4, 2023 • INVICTA WATER'S HOME USE SYSTEMS: CLEAN WATER...

Nov 17, 2023 • Filed Form C/A

Oct 25, 2023 • Invicta Water had the opportunity to tell our...

Oct 24, 2023 • The interview that we had with WRAL is...

Oct 5, 2023 • **NEW CONTRACT WITH THE NAVY*** Invicta Water...

Oct 4, 2023 • What a start to the week we had! On Monday, we...

Sep 19, 2023 • Filed Form C/A

Sep 6, 2023 • Invicta Water has an All-Star team of Advisors...

Sep 5, 2023 • We wanted to share a recorded video for those...

Aug 23, 2023 • Hello, Tune in tomorrow (8/24) at 3:00pm EDT...

Aug 21, 2023 • Are you ready for a Water Filter to remove PFAS...

Aug 17, 2023 • There have been a lot of questions about...

Aug 15, 2023 • Nano-magazine.com published an interesting...

Aug 14, 2023 • Analyzing water samples for PFAS is complex and...

Aug 10, 2023 • We had the pleasure to present at the Demo Day...

Aug 1, 2023	The Invicta Water team is constantly working to...
Jul 31, 2023	Charlotte Angel Connection's 151st interview...
Jul 28, 2023	We continue to make progress and improvements...
Jul 26, 2023	We had a chance to spend some time with Dr....
Jul 18, 2023	What does it cost to have water free from toxic...
Jul 17, 2023	Primary offering of 400,000 shares at $1
Jul 17, 2023	Filed Form C

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